Exhibit (e)(21)

Rules Applicable to Corporate Stock Subscription Options	Page 1 of 9	Effective on:
Plan for beneficiary employees of French companies		July 12th, 2013 (decision of the Board of Directors of June 30, 2013)

This document is an unofficial English-language translation from the French-language “Règles applicables aux Plans Corporate d’Options de souscription d’actions ordinaires pour les bénéficiaires salariés des sociétés françaises” applied by Alcatel Lucent. This translation has been prepared for convenience purposes only. While this English-language version represents an acceptable translation of the plan, the stock options described herein are governed by the original French-language plan. In the event of any inconsistency between this translation and the original French-language text, the French-language text will govern. You may obtain a copy of the French-language text upon request.

Below you will find the common rules regarding the Corporate Stock Subscription Options Plan (the “Plan”) decided by the Board of Directors of Alcatel Lucent.

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Rules Applicable to Corporate Stock Subscription Options	Page 2 of 9	Effective on:
Plan for beneficiary employees of French companies		July 12th, 2013 (decision of the Board of Directors of June 30, 2013)

SUMMARY

1.	DEFINITIONS			3

2.	GENERAL CONDITIONS			4

	2.1	Beneficiaries and Companies Concerned		4

	2.2	Method of Grant		4

		2.2.1	Individual notification	4

		2.2.2	Formal acceptance or rejection of grant	4

	2.3	Beneficiaries’ Rights		5

	2.4	Conditions for the Exercise of Options		5

		2.4.1	Exercise Period	5

		2.4.2	Subscription Price	5

		2.4.3	Exercise Conditions	5

	2.5	Status of Options in the Case of Termination or Transfer of the Employment Contract		6

		2.5.1	General Principles	6

		2.5.2	Death and disability	6

		2.5.3	Exceptions	6

		2.5.3.1	The express decision of the Chief Executive Officer	6

		2.5.3.2	Exemptions in case of merger	7

3.	ADDITIONAL INFORMATION			7

	3.1	Share Form and Entitlement		7

	3.2	Upholding of the Rights of Beneficiaries – Adjustments to Option Prices and to the Number of Shares that can be Obtained		7

	3.3	Suspension of the Exercise of Options		7

	3.4	Acknowledgment of Increases in Share Capital		8

	3.5	Consequence of Options Not Exercised		8

	3.6	Rules Concerning Privileged Information and Insider Trading		8

	3.7	Amendments		9

	3.8	Taxes and social security contributions		9

	3.9	Governing law		9

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Rules Applicable to Corporate Stock Subscription Options	Page 3 of 9	Effective on:
Plan for beneficiary employees of French companies		July 12th, 2013 (decision of the Board of Directors of June 30, 2013)

1.	DEFINITIONS

In this Plan, the following words and expressions have the following meaning:

Acquisition Period means the period starting on Grant Date and finishing on the fourth anniversary of the Grant Date;

Beneficiary means an employee of the Company or one its Subsidiaries headquartered in France and who benefits from an Option Grant;

Company means Alcatel Lucent;

Grant Date means the date enforcement of the decision of the Board of Directors fixed on July 12th, 2013;

Group means the Company and its Subsidiaries;

Option means a right to subscribe for one share in the Company at the price fixed at the Grant Date, subject to any adjustment required by law;

Option Grant means the award of options for the subscription of shares as decided by the Board of Directors pursuant to an authorization granted to the Board of Directors by the Company’s extraordinary shareholders’ meeting held on June 1, 2010, and in accordance with Articles L. 225-177 et seq. of the Commercial Code and this Plan;

Plan means this document;

Share means an ordinary share of the Company;

Subscription Price means the price to be paid to subscribe for one Share in exercise of an Option;

Subsidiary means any economic interest grouping or any company in which at least 50% of the share capital or voting rights are held directly or indirectly by the Company.

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Rules Applicable to Corporate Stock Subscription Options	Page 4 of 9	Effective on:
Plan for beneficiary employees of French companies		July 12th, 2013 (decision of the Board of Directors of June 30, 2013)

2.	GENERAL CONDITIONS

2.1	Beneficiaries and Companies Concerned

The Beneficiaries must be bound to the Company or to a Subsidiary whose registered office is located in France, by an employment contract having come into force and become effective as of the Grant date. Directors or officers of the Company and members or future members of the Leadership Team cannot be Beneficiaries of Options granted by virtue of this plan.

The list of Beneficiaries as well as the number of Options granted to each Beneficiary is approved by the Board of Directors of the Company.

Awards are made to each Beneficiary subject to the approval of the competent authorities (notably the regulatory and market surveillance authorities, exchange control and foreign investment or tax authorities).

2.2	Method of Grant

2.2.1	Individual notification

Each Beneficiary will be informed individually by mail of the conditions which govern the Option Grant, in particular:

(a)	the number of Options awarded;

(b)	the Grant Date;

(c)	the duration of the exercise period;

(d)	the procedure for acceptance or rejection of the Option Grant.

The full version of this Plan is available on the Company intranet to read or to download.

2.2.2	Formal acceptance or rejection of grant

Each Beneficiary must expressly accept or reject the terms and conditions of the Option Grant by following the procedure provided for this purpose on the Company intranet within 80 days of the individual notification.

Acceptance will be deemed to include in particular acceptance by the Beneficiary of the terms of the Plan, the conditions stipulated in the individual notification and all tax or social security consequences attached to the Option Grant.

Any Beneficiary who does not follow this procedure for acceptance or rejection will permanently forfeit his rights to the Option Grant, without being able to claim any compensation or indemnity from his employer, the Company or any of its Subsidiaries.

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Rules Applicable to Corporate Stock Subscription Options	Page 5 of 9	Effective on:
Plan for beneficiary employees of French companies		July 12th, 2013 (decision of the Board of Directors of June 30, 2013)

2.3	Beneficiaries’ Rights

Subject to the instances described in paragraph 2.5.2 or, where appropriate, the application of paragraph 2.5.3, the rights attached to the Options will definitively vest in the Beneficiaries provided that, at the expiration date of each of the periods defined below, the Beneficiaries maintain their position as employees of the Company or a company controlled by it pursuant to Article L. 233-16 of the Commercial Code.

Beneficiaries’ rights will vest, subject to the fulfilment of the condition of presence listed below in accordance with a calendar covering a four-year period as from the Grant Date by the Board of Directors. The vesting of the rights will be in 3 periods at a rate of up to 50% of the total Options awarded after a period of two years from the Grant Date and then at the rate of a maximum of 25% of total Options granted at the end of each of the following two years.

In certain instances of termination or transfer of employment contract listed below, non-vested rights may, via the effect of an exceptional acceleration, become vested in the Beneficiaries of the Options on the conditions described at paragraphs 2.5.3.

2.4	Conditions for the Exercise of Options

2.4.1	Exercise Period

A Beneficiary may exercise his or her Options at any time following vesting of the Options, during a period of eight years from the Grant Date, subject to the specific deadlines to exercise when the vesting results from the acceleration provided in paragraphs 2.5.2 and 2.5.3.

Any Option not exercised at the expiration date of the exercise period of the Options as described in the first paragraph above, will lapse.

2.4.2	Subscription Price

The subscription price will be equal to the average of opening prices of the Alcatel Lucent share price on NYSE Euronext Paris market during the 20 trading days preceding the Grant Date of the Options (from June 13th, 2013 to July 11th, 2013), rounded up to the nearest one tenth of a euro. The Subscription Price must be paid in full upon exercise of the Option.

2.4.3	Exercise Conditions

The Options may only be exercised by the Beneficiary up to a maximum level of the number of rights definitively vested pursuant to the provisions of paragraph 2.3 above or, in the event of acceleration, in accordance with the terms of paragraphs 2.5.2 or 2.5.3.

Options will be exercised by sending a duly signed and dated subscription form by any means, addressed either to the Company or to an agent appointed by the Company, together with the payment corresponding to the Subscription Price for the Shares subscribed for through the Options.

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Rules Applicable to Corporate Stock Subscription Options	Page 6 of 9	Effective on:
Plan for beneficiary employees of French companies		July 12th, 2013 (decision of the Board of Directors of June 30, 2013)

In case of successive allotments of Options to the same Beneficiary, his rights and the conditions for the exercise of the Options will be separate, according to the date at which said Options were granted and the conditions of the applicable plan. These rights and conditions will be governed by the respective plans under which they were granted.

2.5	Status of Options in the Case of Termination or Transfer of the Employment Contract

2.5.1	General Principles

Rights to Options definitively vested at the effective date of the termination or transfer of the employment contract may be exercised within a reduced period of 12 months, as from the effective date of the termination or transfer of the employment contract, provided that the exercise of the said Options may never take place after the expiration date of the exercise period set out in paragraph 2.4.1.

Options which have not definitively vested at the effective date of the termination or transfer of the employment contract may no longer be exercised and become null and void as from the effective end date of the employment contract.

2.5.2	Death and disability

In the event of a Beneficiary’s death or disability corresponding to the 2nd or 3rd category, as defined in section L. 314-4 of the French social security code, the Options granted by the Board of Directors shall be maintained in full in favour of the Beneficiary (and in case of death in favour of the deceased’s heirs) whether or not the corresponding rights have vested at the date of death or the effective date of the termination of his responsibilities being the date at which the Company is notified of the disability, whichever is the case.

The Beneficiary or the deceased’s heirs must exercise their rights before the end of a six-month period following the death or date of notification of the disability to the Company, provided that the exercise of these Options may never occur after the termination of the exercise period.

After the termination of the exercise period, the Beneficiary will no longer be entitled to exercise the Options that have lapsed.

2.5.3	Exceptions

2.5.3.1	The express decision of the Chief Executive Officer

Notwithstanding the principle stated in 2.5.1, in case of a termination or transfer to a company outside the Group of a Beneficiary’s employment contract, the Chief Executive Officer may approve an accelerated vesting of rights of the Beneficiaries. In this case, the Beneficiary shall exercise its rights (accelerated or not) before the end of a period of 12 months following the effective date of the termination or transfer of his employment contract, provided that the exercise of those Options can never occur after the date of expiry of the exercise period established in paragraph 2.4.1.

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Rules Applicable to Corporate Stock Subscription Options	Page 7 of 9	Effective on:
Plan for beneficiary employees of French companies		July 12th, 2013 (decision of the Board of Directors of June 30, 2013)

2.5.3.2	Exemptions in case of merger

By way of exception to the preceding terms and conditions, in the event of the merger by absorption of the Company by another company, of a public offer for the Company’s Shares or, in any case, the launch of proceedings aimed at withdrawing the Company from official trading on the Paris stock exchange, the Board of Directors is entitled to decide:

•	That the Options will become definitively vested in their Beneficiaries, in so far as the latter have not lost the right to exercise their Options by previous termination of their employment contract and they are not directors or officers of the Company (on the Grant Date or on the date of the above decision of the Board).

The vesting will therefore be effective as of the date of the resolution of the Board of Directors, or as of any other date determined on this occasion. The Company must inform the Beneficiary by any appropriate means.

•	That, once the Options have been vested, the Options may be exercised at any time as from vesting and up until their expiry.

In the event of termination of the Beneficiary’s employment contract, the terms and conditions of paragraph 2.5.1 above, relating to cases where the Options are vested, will apply.

3.	ADDITIONAL INFORMATION

3.1	Share Form and Entitlement

Each Option gives the right to subscribe for one Alcatel Lucent at the nominal value, subject to any adjustments required by law and applicable regulation.

Shares received by the Beneficiaries through the exercise of Options will be issued in nominative or bearer form, at the choice of their owners, within the terms and conditions of the by-laws. They will be subject to all conditions imposed by law and by the Company by-laws, and will be entitled to dividends and benefits as from the first day of the fiscal year during which they are subscribed.

3.2	Upholding of the Rights of Beneficiaries – Adjustments to Option Prices and to the Number of Shares that can be Obtained

Pursuant to article L. 225-181 of the Commercial Code, the upholding of the rights of Beneficiaries of Options will be preserved in the event of transactions concerning the Company’s share capital by adjustments made to the Option exercise price and the number of Shares that can be subscribed for through the Options in the conditions provided by Articles L. 228-99 and R. 225-137 to 225-143 of the Commercial Code.

3.3	Suspension of the Exercise of Options

The Board of Directors reserves the right to suspend the right to exercise Options during a period of no longer than three months, in the event of financial transactions requiring prior knowledge of the exact

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Rules Applicable to Corporate Stock Subscription Options	Page 8 of 9	Effective on:
Plan for beneficiary employees of French companies		July 12th, 2013 (decision of the Board of Directors of June 30, 2013)

number of Shares making up the share capital, or in the event of the completion of transactions entailing an adjustment. This will be the case notably in the event of an increase in share capital or an issuance of securities giving access to share capital, of the distribution of reserves in cash or in portfolio shares, of a merger or disposal, and of a reduction in share capital following losses. In this case, a letter will be sent to each Beneficiary.

3.4	Acknowledgment of Increases in Share Capital

The Board of Directors or the Chairman of the Board of Directors or the Chief Executive Officer shall, each year, in the conditions and within the deadlines defined by the law in force, acknowledge the number and price of the Shares issued during the previous fiscal year or period following the exercise of share Options, and will make all corresponding amendments to the bylaws.

3.5	Consequence of Options Not Exercised

Vested Options will lapse if not exercised:

•	after a period of 12 months from the termination of the employment contract as defined in paragraph 2.5.1;

•	after a period of 12 months from the effective date of the termination or transfer of the employment contract following a specific decision by the Chief Executive Officer as defined in paragraph 2.5.3.1;

•	after a period of 6 months from the death of the Beneficiary or the date of notification of the Beneficiary’s disability to the Company, as those cases are defined in paragraph 2.5.2;

•	in any event after the expiration date of the exercise period referred to in paragraph 2.4.1.

Options whose rights are not vested because of previous termination or transfer of the employment contract of one or more Beneficiaries within the 24 months following the Grant Date will be null and void only with regard to the Beneficiary concerned. The Board of Directors may dispose of such Options for a new grant to be decided by it pursuant to the shareholders’ authorization of June 1, 2010. In particular, this new grant will be decided only in so far as the shareholder’s authorization of June 1, 2010 has not expired and that the grant falls within the thresholds fixed by the aforementioned authorization. The Subscription Price must to be fixed by the board of directors during the new grant pursuant to the terms and conditions defined by the shareholders’ authorization of June 1, 2010.

3.6	Rules Concerning Privileged Information and Insider Trading

Alcatel Lucent publishes its Insider Trading Policy.

The purpose of this Policy is to preserve the confidentiality of all material non-public information relating to the Group and its business partners, and to prevent trading in Alcatel Lucent securities or the securities of Alcatel Lucent partners by Company directors, officers, certain employees and their family members while in possession of such information and insofar as they are “insiders”.

This policy completed by the annual calendar of the transactions period are available on the Intranet site under Corporate Functions and Legal department sections.

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Rules Applicable to Corporate Stock Subscription Options	Page 9 of 9	Effective on:
Plan for beneficiary employees of French companies		July 12th, 2013 (decision of the Board of Directors of June 30, 2013)

3.7	Amendments

The Board of Directors of the Company may at any time make amendments to the terms and conditions hereof that will allow the Beneficiaries or the Company or its Subsidiaries to enjoy a favourable tax and social security regime in effect, or avoid any unfavourable effects that new legal, tax, accounting, or social security provisions may have on the Company or its financial statements. These amendments may take the form of sub-plan applicable only for certain Beneficiaries only.

3.8	Taxes and social security contributions

The Beneficiaries must conform to the terms and conditions imposed by the Company, its Subsidiaries, or any other person appointed by the Company or its Subsidiaries for the payment (including withholding taxes) of any social security contributions (including the employee social security contributions) or taxes in the country where the Beneficiary resides or any other country in relation to the Options (or Shares subscribed by the exercise of Options).

The Beneficiaries, the Company, and its Subsidiaries will respect all filing obligations with the tax and social security authorities to which they may be subject.

3.9	Governing law

The terms and conditions herein shall be construed and interpreted in accordance with French law.

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